EXHIBIT 4.2
EXECUTION VERSION
THIRD AMENDMENT TO NINTH SUPPLEMENTAL INDENTURE
THIRD AMENDMENT TO NINTH SUPPLEMENTAL INDENTURE (this “Third Amendment”), dated as of May 24, 2024, by and among TELLURIAN INC., a Delaware corporation (the “Company”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”) and HB FUND LLC, as collateral agent (the “Collateral Agent”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 3, 2022 (the “Base Indenture”), as amended and supplemented by the ninth supplemental indenture, dated as of August 15, 2023, as amended by the first amendment to ninth supplemental indenture, dated as of January 2, 2024, and as further amended by the second amendment to ninth supplemental indenture, dated as of February 22, 2024, each between the Issuer, the Trustee and the Collateral Agent (as amended, the “Ninth Supplemental Indenture” and the Base Indenture, as amended and supplemented by the Ninth Supplemental Indenture, the “Indenture”), providing for the issuance of $85,834,000 aggregate principal amount of the Company’s 6.00% Senior Secured Convertible Notes due 2025 (the “Notes”);
WHEREAS, Section 9.02(a) of the Ninth Supplemental Indenture provides that the Company, the Trustee and the Collateral Agent, as applicable, may, with the consent of 100% of the Holders (the “Required Holders”), amend or supplement the Indenture, the Notes or the Collateral Documents; and
WHEREAS, the Company desires, pursuant to Section 9.02(a) of the Ninth Supplemental Indenture, to amend the Indenture with the consent of the Required Holders.
NOW THEREFORE, for and in consideration of the provisions set forth herein, it is mutually agreed, for the equal and proportional benefit of the Holders, from time to time, as follows:
1.Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Amendments to the Ninth Supplemental Indenture.  Effective as of the Effective Date (as defined below) and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, Section 4.14(A) of the Ninth Supplemental Indenture is hereby amended and restated in its entirety to read as follows:
“(A)    Prior to the earliest to occur of (i) the E&P Sale (as defined in the Secured Notes Indenture), (ii) the repayment in full of all obligations under the Secured Notes, and (iii) October 1, 2024 (such earliest date, the “Liquidity Trigger”), the Company shall have at all times liquidity calculated as unrestricted, unencumbered Cash or Cash Equivalents of the Company and its Subsidiaries (including, notwithstanding anything herein to the contrary, Cash or Cash Equivalents in any Blocked DACA), excluding the Driftwood Companies, as taken as a whole, in one or more deposit, securities or money market or similar accounts located in the United States (“Liquidity”) in an aggregate minimum amount equal to (i) forty million dollars ($40,000,000) for the period commencing on January 2, 2024 through and including February 22, 2024, (ii) twenty-five million dollars ($25,000,000) for the period commencing on February 22, 2024 through and including April 30, 2024, (iii) thirty million dollars ($30,000,000) for the period commencing on May 1, 2024 through and including June 14, 2024, (iv) thirty five million dollars ($35,000,000) for the period commencing on June 15, 2024 through and including June 30, 2024, and (v) forty million dollars ($40,000,000) for the period commencing July 1, 2024 and thereafter.”
3.Conditions of Effectiveness of this Third Amendment. This Third Amendment shall become effective on the date when the following conditions shall have been satisfied or waived (such date, the “Effective Date”):
(a)Executed Third Amendment Documents. The Trustee’s receipt of this Third Amendment, duly authorized, executed and delivered by each of the Company, the Trustee and the Collateral Agent.
(b)Delivery of Additional Documents. The Trustee’s receipt of such additional documents required by Section 9.7 of the Indenture, executed and delivered by the Company.
(c)Fees and Expenses. The Company shall promptly pay all reasonable and documented out-of-pocket expenses and costs of the Holders (including, without limitation, the reasonable and documented attorney fees and expenses of Latham & Watkins, LLP, counsel to High Trail, and FTI Consulting, Inc., financial advisor and consultant to High Trail) and the Trustee and Collateral Agent (including, without limitation, all reasonable and documented attorney fees) in connection with the preparation, negotiation, execution, approval and consummation of this Third Amendment and the transactions contemplated hereby.
1.Release. In consideration of the benefits received by the Company pursuant to this Third Amendment, and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), effective on the date of this Third Amendment, the Company, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, Subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever waives, releases and discharges each the Trustee, the Collateral Agent, the Holder, and each of their respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, parents, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys of any of them, each in their capacities as such, (collectively, the “Releasees”), of and from any and all claims, causes of action, suits, obligations, demands, debts, agreements, promises, liabilities, controversies, costs, damages, expenses and fees whatsoever, whether arising from any act, failure to act, omission, misrepresentation, fact, event, transaction or other cause, and whether based on any federal, state, local or foreign law or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, which any Releasor now has, has ever had or may hereafter have against any Releasee arising contemporaneously with or prior to the date of this amendment or on account of or arising out of any matter, cause, circumstance or event occurring contemporaneously with or prior to the date of this amendment that relate to, arise out of, or otherwise are in connection with any or all of the Transaction Documents or transactions contemplated thereby.
2.Governing Law.  This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York.
3.No Material Non-Public Information.  The Company agrees that neither this Third Amendment, nor the transactions contemplated hereby, constitute material, non-public information regarding the Company or any of its Subsidiaries that would cause the Holder or the Collateral Agent to be deemed to be in possession of any material, non-public information regarding the Company or any of its Subsidiaries. The Company agrees that neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, employees or agents have provided Holder or the Collateral Agent or any of their respective officers, directors, employees or agents (other than High Trail Capital) with any information regarding the Company or its Subsidiaries that could constitute material, non-public information regarding the Company or any of its Subsidiaries. In addition, the Company acknowledges and agrees that neither Holder nor the Collateral Agent nor any of their respective affiliates (other than High Trail Capital) is under any confidentiality or similar obligations under any agreement with respect to the Company or any of its Subsidiaries; provided, however, the parties hereby acknowledge and reaffirm any obligations under that certain Non-Disclosure Agreement by and between the Company and Hudson Bay Capital Management LP, dated as of February 9, 2024 (the “Non-Disclosure Agreement”) and the Company confirms that it has not authorized High Trail Capital to share any Confidential Information (as such term is defined in the Non-Disclosure Agreement) with Hudson Bay Capital Management LP or any of its affiliates.
4.Counterparts.  This Third Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Any signature to this Third Amendment may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each party hereto accepts the foregoing, and any document received in accordance with this Section 7 shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.
5.Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

6.The Trustee.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Third Amendment or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
7.Ratification of Indenture; Third Amendment part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Third Amendment shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.
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IN WITNESS WHEREOF, the parties to this Third Amendment have caused this Third Amendment to be duly executed as of the date first written above.
Tellurian Inc.

By:    /s/ Daniel Belhumeur
Name:    Daniel Belhumeur
Title:    President

Wilmington Trust, National Association, as trustee

By:    /s/ Karen Ferry
Name:    Karen Ferry
Title:    Vice President
HB Fund LLC, as the Collateral Agent
By: Hudson Bay Capital Management LP
Not individually, but solely as Investment Advisor to HB Fund LLC

By:    /s/ George Antonopoulos
Name:    George Antonopoulos
Title:    Authorized Signatory

[Signature Page to Third Amendment to Ninth Supplemental Indenture]

In connection with the execution of this Third Amendment to Ninth Supplemental Indenture, dated as of May 24, 2024, by and among the Company, the Trustee and the Collateral Agent, the undersigned holders of the Notes, representing 100% of the aggregate principal amount of the outstanding Notes immediately prior to execution of this Third Amendment to Ninth Supplemental Indenture, hereby (i) consent to the amendments to the Ninth Supplemental Indenture set forth in Section 2 of this Third Amendment to Ninth Supplemental Indenture; (ii) direct the Trustee to execute this Third Amendment to Ninth Supplemental Indenture; (iii) represent and warrant that they are the Holders of the aggregate principal amount of the outstanding Notes set forth under their signature line on the date hereof and have not transferred its position in such Notes; (iv) certify that it has the full power and authority to deliver this consent and that such power has not been granted or assigned to any other person:

HOLDER: HB FUND LLC

By:	/s/ George Antonopoulos
	Name:	George Antonopoulos
	Title:	Authorized Signatory*

Aggregate Principal Amount of Notes Held: $85,834,000

* Authorized Signatory
Hudson Bay Capital Management LP
Not individually, but solely as investment adviser to HB Fund LLC

[Signature Page to Third Amendment to Ninth Supplemental Indenture]